                                                                    EXHIBIT 99.1

                          EDAC TECHNOLOGIES CORPORATION

                              1806 New Britain Ave.
                              Farmington, CT 06032

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 April 15, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Edac Technologies Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 29, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                          Very truly yours,

                          Edac Technologies Corporation

                          /s/ Ronald G. Popolizio

                          Ronald G. Popolizio
                          Executive Vice President, Chief Financial Officer and Secretary